UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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DISTRIBUTED ENERGY SYSTEMS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 11, 2007

Dear Distributed Energy Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Distributed Energy Systems Corp. The Annual Meeting will be held at the Marriott Hartford Windsor Airport Hotel, 28 Day Hill Road, Windsor, Connecticut, on August 21, 2007, beginning at 11:00 a.m., local time.

The enclosed proxy statement describes the matters that will be presented at the Annual Meeting: (1) the election of two Class I directors for a three-year term to extend until the 2010 Annual Meeting of Stockholders, (2) approval of the issuance of more than 20% of our outstanding shares of common stock upon the conversion of a proposed $15.0 million senior secured convertible promissory note and the exercise of a related warrant and any change of control resulting therefrom, (3) approval of an increase in the authorized number of shares of common stock from 65,000,000 to 250,000,000 shares, and (4) approval of the authorization of a reverse stock split. In addition, we will transact such other business as may properly come before the Annual Meeting or any adjournment thereof. The board of directors has recommended that you approve these proposals, and I urge you to approve them as well.

Whether or not you attend the Annual Meeting, it is crucial that your shares be represented and voted. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. You may also vote electronically as directed on the proxy. If you decide to attend the Annual Meeting and vote in person, signing the proxy will not prevent you from voting your stock as you wish, as the proxy is revocable at your option.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Ambrose L. Schwallie
Chief Executive Officer

Extending today’s resources…creating tomorrow’s choices

DISTRIBUTED ENERGY SYSTEMS CORP.

10 Technology Drive

Wallingford, CT 06492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2007

The Annual Meeting of Stockholders of Distributed Energy Systems Corp. will be held at the Marriott Hartford Windsor Airport Hotel, 28 Day Hill Road, Windsor, Connecticut, on Tuesday, August 21, 2007, beginning at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect two Class I directors for a three-year term extending until the 2010 Annual Meeting of Stockholders.

2.	To approve the issuance of more than 20% of the outstanding shares of common stock upon the conversion of a proposed $15.0 million senior secured convertible promissory note and the exercise of a related warrant and any change of control that may result therefrom.

3.	To approve an amendment to our certificate of incorporation to increase the authorized number of common shares from 65,000,000 to 250,000,000.

4.	To approve an amendment to our certificate of incorporation to authorize a reverse stock split.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has no knowledge of any other business to be transacted at the Annual Meeting.

Holders of record of our common stock at the close of business on June 28, 2007 are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of our stockholders is open for examination by any stockholder at our principal executive offices, 10 Technology Drive, Wallingford, CT 06492 and will be available at the Annual Meeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, which contains financial statements and other information of interest to stockholders, accompanies this notice and the enclosed proxy statement.

By Order of the Board of Directors,

Walter W. Schroeder
Secretary

July 11, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE ELECTRONICALLY AS DIRECTED ON THE PROXY. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

DISTRIBUTED ENERGY SYSTEMS CORP.

10 Technology Drive

Wallingford, CT 06492

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, AUGUST 21, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Distributed Energy Systems Corp. for use at the Annual Meeting of Stockholders to be held on Tuesday, August 21, 2007, and at any adjournment thereof.

All executed proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of our company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

On June 28, 2007, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 39,807,504 shares of our common stock, par value $0.01 per share. Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting.

The notice of meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006 are first being sent or given to stockholders on or about July 11, 2007. We will, upon written request of any stockholder, furnish copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to Distributed Energy Systems Corp., 10 Technology Drive, Wallingford, CT 06492, Attention: Walter W. Schroeder, Secretary.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

We have a classified board of directors currently consisting of three Class I directors, three Class II directors and three Class III directors. The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The persons named in the enclosed proxy will vote to elect, as Class I directors, Paul F. Koeppe and Ambrose L. Schwallie, unless authority to vote for the nominees is withheld by marking the proxy to that effect. Each Class I director will be elected to hold office until the 2010 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation, or removal.

Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by the board of directors. The board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

For each member of the board of directors whose term of office as a director continues after the Annual Meeting, including those who are nominees for election as Class I directors, there follows information given by each concerning his principal occupation and business experience for at least the past five years, the names of other publicly held companies of which he serves as a director and his age and length of service as a director. There are no family relationships among any of our directors, nominees for director or executive officers. Information with respect to the number of shares of common stock beneficially owned by each director and nominee for director, directly or indirectly, as of June 14, 2007 appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Bernard H. Cherry was appointed a director in January 2007 and was assigned to Class III. Richard S. Grant was appointed as a director in December 2006 and was assigned to Class II. Ambrose L. Schwallie was appointed as a director in January 2006 and was assigned to Class I. Paul F. Koeppe and Theodore Stern, each of whom previously served as a director of our subsidiary Northern Power Systems, Inc., or Northern, became directors upon our merger with Northern in December 2003. The remaining directors, all of whom previously served as directors of our subsidiary Proton Energy Systems, Inc., or Proton, were appointed at the time of our formation in May 2003.

Gerald B. Ostroski, who is currently a Class I director, has decided not to seek re-election at the end of his present term, which ends at the Annual Meeting. Robert W. Shaw, Jr., who was a Class III director, resigned from the board of directors in May 2007. Accordingly, after the Annual Meeting, we will have two vacancies on the board of directors, one a Class I vacancy and one a Class III vacancy. Currently, the board of directors does not intend to fill either vacancy because we may be required to reduce the size of our board of directors to five members as described below in Proposal 2.

Recommendation

The board of directors recommends a vote “FOR” the nominees named above.

Nominees for Terms Expiring in 2010 (Class I Directors)

Paul F. Koeppe, age 57, has served as a member of our, or Northern’s, board of directors since 1998. Prior to his retirement in 2001, Mr. Koeppe served as executive vice president of American Superconductor Corporation, an electricity solutions company. Mr. Koeppe joined American Superconductor in 1997, in connection with the acquisition of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems, which Mr. Koeppe founded and of which he served as president.

Ambrose L. Schwallie, age 60, has served as our chief executive officer and as a member of our board of directors since January 2006. From November 2001 to December 2005, Mr. Schwallie served as president of the defense business unit of Washington Group International, Inc., an integrated engineering, construction and management solutions company.

Directors Whose Terms Expire in 2009 (Class III Directors)

Bernard H. Cherry, age 67, became a member of our board of directors in January 2007. From November 2002 to June 2006, Mr. Cherry served as president and chief executive officer of the Foster Wheeler Global Power Group of Foster Wheeler Ltd. Foster Wheeler provides design, engineering, construction, manufacturing, management, plant operations and environmental services for the power and process sectors worldwide. From September 1985 to November 2002, Mr. Cherry served as president and chief operating officer of The Oxbow Energy and Minerals Group, an affiliate of Oxbow Corporation, a source of solid fuel supply, bulk material logistics and clean electric power generation.

Walter W. Schroeder, age 59, one of Proton’s founders, has served as our, or Proton’s, President, and as a member of our, or Proton’s, board of directors, since Proton’s founding in August

1996. From August 1996 to January 2006, Mr. Schroeder also served as our, or Proton’s, chief executive officer.

Directors Whose Terms Expire in 2008 (Class II Directors)

Richard S. Grant, age 61, became a member of our board of directors in December 2006. From January 1998 through December 2002, Mr. Grant served as chief executive officer of BOC Process Gas Solutions, which supplies gases and associated equipment and services to manufacturing, healthcare, advanced technology and research industries. For over 30 years, Mr. Grant held various executive and managerial positions at The BOC Group plc, including serving as a board member and regional director of BOC’s South Pacific and South Asia operations. Since April 2004 Mr. Grant has served on the board of directors of Compass Minerals International Inc., and since December 2005 Mr. Grant has served on the board of directors of BlueLinx Holdings Inc. Between December 2002 and April 2004, Mr. Grant was retired.

James H. Ozanne, age 63, has served as a member of our, or Proton’s, board of directors since September 2002. Since January 2000, Mr. Ozanne has been chairman of Greenrange Partners, a venture capital investment company. He was previously chairman of Nations Financial Holdings Corporation, president and chief executive officer of US West Capital Corporation and executive vice president of General Electric Capital Corporation. He became a director of FSA Holdings in January 1990 and was vice chairman from May 1998 to July 2000.

Theodore Stern, age 77, has served as a member of our, or Northern’s, board of directors since 1998. Since January 2005, Mr. Stern has been the chairman of the board of directors of UCN Inc., a telecommunications provider. Mr. Stern was chairman and chief executive officer of UCN Inc. from September 2000 until January 2005. From July 1990 to December 1992, Mr. Stern was senior executive vice president and a member of the board of directors of Westinghouse Electric Corporation, where he was responsible for the electrical utility and environmental system businesses.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Distributed Energy is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Governance Documents section of our website, www.distributed-energy.com. Alternatively, you can request a copy of any of these documents by writing to: Distributed Energy Systems Corp., 10 Technology Drive, Wallingford, CT 06492, telephone (203) 678-2000, Attention: Walter W. Schroeder, Secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Distributed Energy and our stockholders. These guidelines, which provide a framework for the conduct of the business of the board of directors, provide that:

•	the principal responsibility of the board of directors is to oversee the management of Distributed Energy;

•	except as otherwise permitted by NASDAQ rules, a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet at least twice a year in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of Messrs. Koeppe, Ostroski, Cherry, Grant, Ozanne or Stern has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In determining the independence of the directors listed above, our board of directors considered each of the transactions discussed in the Certain Transactions and Compensation of Directors sections.

Board and Committee Meetings

The board of directors met seven times (including by telephone conference) during 2006. Each of the incumbent directors attended at least 75% of the meetings of the board of directors and of the committees on which they served during 2006. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. In 2006, all of our directors attended the annual meeting of stockholders.

The board of directors has three standing committees: a compensation committee, an audit committee, and a nominating and corporate governance committee. Our board of directors has determined that all of the members of each of the three standing committees of the board of directors are independent as defined under the rules of the NASDAQ Global Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

The charters for the compensation, audit, and nominating and corporate governance committees, together with our corporate governance guidelines and code of business conduct and ethics, are available on the investor relations section of our website at http://www.distributed-energy.com. The board of directors regularly reviews corporate governance developments and modifies these policies and charters as warranted. Any modifications are reflected on our website at the address indicated above.

Compensation Committee

The current members of the compensation committee are Messrs. Grant, Koeppe (Chair), Ostroski and Ozanne. Dr. Shaw also served on the compensation committee until his resignation in May 2007. The compensation committee held seven meetings during 2006. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules, which is included on page 26 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “Executive Compensation Process” and “Compensation of Directors.”

Audit Committee

The audit committee members are currently Messrs. Cherry, Ostroski, Ozanne (Chair) and Stern. Dr. Shaw also served on the audit committee until his resignation in May 2007. The audit committee held six meetings during 2006. The primary functions of the audit committee include:

•	selecting our registered public accounting firm;

•	reviewing the independence of our registered public accounting firm;

•	reviewing the annual audit plan of our registered public accounting firm, the results of the independent audit, and the report and recommendations of the registered public accounting firm;

•	evaluating the adequacy of our internal financial and accounting processes and controls; and

•	reviewing with management and our registered public accounting firm our annual and interim financial statements.

The board of directors has determined that Mr. Ozanne is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Messrs. Koeppe, Ostroski (Chair) and Ozanne. Dr. Shaw also served on the nominating and corporate governance committee until his resignation in May 2007. In light of Mr. Ostroski’s decision not to seek reelection at the Annual Meeting, the board of directors will be required to name a third independent member of this committee following the Annual Meeting. The nominating and corporate governance committee held two meetings during 2006 and approved the nomination of the persons nominated for election as Class I directors at the annual meeting. The primary duties of the nominating and corporate governance committee include:

•	making recommendations to the board of directors and stockholders regarding recruitment of new directors, re-election of incumbent directors and tenure and retirement policies for directors;

•

studying and reviewing with management the effectiveness of the organization and conduct of business of the board of directors and making recommendations to the board of directors with respect thereto; and

•	developing and assessing our corporate governance guidelines and reviewing codes of conduct and management reports on employee compliance.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Executive Compensation Process

The compensation committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for our company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and approved by the board of directors at the end of each calendar year for the following year. These corporate goals target the achievement of specific financial milestones. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the chief executive officer. Individual goals are proposed by each executive and approved by the chief executive officer. The chief executive officer’s goals are approved by the compensation committee. Annual salary increases, annual bonuses, and annual stock-based compensation awards granted to our executives are tied to the achievement of these corporate, department and individual performance goals.

On an annual basis, we evaluate individual, department and corporate performance against the goals for the recently completed year. The chief executive officer prepares a written evaluation of each executive based on the chief executive officer’s own evaluation and input from others within our company. This process leads to a recommendation by the chief executive officer for annual executive salary increases, annual stock-based compensation awards and bonuses, if any, which is then reviewed and approved by the compensation committee. In the case of the chief executive officer, his individual performance evaluation is conducted by the compensation committee, which determines his compensation changes and awards. For all executives, annual base salary increases, annual stock-based compensation awards and annual bonuses, to the extent granted, are implemented generally during the first calendar quarter of the year.

The compensation committee has delegated to Mr. Schroeder, our president, the authority to make stock option grants under our 2003 Stock Incentive Plan to certain of our employees based on the recommendations of executive management from a pool designated by the board of directors and the compensation committee at the beginning of each year.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In January 2006, the compensation committee engaged and directed an independent compensation and benefits consultant, AON, to assess the competitiveness of our overall executive compensation and benefits program for 2006. The compensation committee compared our executive compensation to that paid by a peer group of publicly traded companies in the emerging energy technology industry developed by AON. This peer group, which is periodically reviewed and updated by the committee, consists of companies the committee believes are generally comparable to us and against which the committee believes we compete for executive talent. There were 17 companies included in this peer group, with median revenues of $27 million. The compensation committee has approved a total compensation framework to set management objectives, to measure performance against those objectives and to ensure our total compensation mix is competitive based upon the executive compensation study provided by AON and other market data.

The compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group.

Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Director Nomination Process

In identifying and recommending to the board of directors qualified candidates for board membership, the nominating and corporate governance committee focuses primarily on the following criteria: reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and ability to exercise sound judgment; ability to understand our company and its industry; ability to understand the interests of the various constituencies of our company, including stockholders, employees, customers and the general public; and the extent to which the experience, knowledge and abilities of the candidate, combined with that of other board members, will assist the board of directors in fulfilling its responsibilities. The nominating and corporate governance committee does not set specific, minimum qualifications that candidates must meet in order for the nominating and corporate governance committee to recommend them to the board of directors, but rather believes that each candidate should be evaluated based on his or her individual merits. The nominating and corporate governance committee gives appropriate consideration to candidates for board membership nominated by stockholders in accordance with our bylaws, and evaluates such candidates in the same manner as other candidates identified to the nominating and corporate governance committee. The nominating and corporate governance committee may use outside search firms to assist in identifying candidates.

Stockholders wishing to propose director candidates for consideration may do so by writing to our Secretary and providing information specified in our bylaws, including the candidate’s name, address and principal occupation. Our bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give written notice of an intent to make such a nomination complying with the bylaws to the Secretary not less than 60 days nor more than 90 days prior to the stockholders’ meeting; provided that, in the event the date of the 2008 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2007 Annual Meeting, notice by the stockholder must be received not earlier than the 90th day prior to the 2008 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the 2008 Annual Meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

Communicating with the Independent Directors

Our corporate governance guidelines also include a policy regarding communications with the board of directors. The board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Stockholders and others who have concerns about the conduct of our company or any of our personnel, including with respect to our accounting controls or auditing matters, may direct such concerns, in a confidential or anonymous manner, to our hotline service, Report it. Report it will communicate such concerns to the audit committee chair. Report it may be contacted at www.reportit.net or by phone at 1-877-778-5463.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.distributed-energy.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Certain Relationships and Transactions

Information about transactions involving related persons is assessed by the independent directors of our board of directors. Related persons include our board of directors and executive officers, as well as immediate family members of directors and officers. If the determination is made that a related person has a material interest in any company transaction, then our independent directors would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. If the related person at issue is a director of our company, or a family member of a director, then that director would not participate in those discussions.

Contemporaneously with the commencement of his employment, Mr. Schwallie purchased 56,561 shares of common stock from us in a private placement at a purchase price of $8.84 per share.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require us to indemnify such directors and executive officers to the fullest extent permitted by Delaware law.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the compensation committee were Messrs. Grant, Koeppe (Chair), Ostroski and Ozanne and Dr. Shaw, none of whom was a current or former officer or employee and none of whom had any related person transaction involving our company.

COMPENSATION OF DIRECTORS

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. No director who is also our employee receives separate compensation for services rendered as a director.

Non-employee directors appointed to our board of directors receive, upon election, options to purchase a number of shares of common stock equal to 5,000, multiplied by a fraction, the numerator of which is the number of days left until year-end, and the denominator of which is 365. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest immediately. Also, we have agreed to grant in January of each year to each non-employee director who continues to serve on the board of directors an additional option to purchase 5,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest one year after grant.

In addition, we have agreed to grant non-employee directors the ability to earn options to purchase shares based upon their participation in board of directors or board committee meetings. Board members who participate in meetings of our board of directors received options to purchase 1,500 shares of common stock for each meeting attended or options to purchase 1,000 shares of common stock for each meeting in which the member participated telephonically. Board committee members received options to purchase 1,000 shares of common stock for each meeting attended or options to purchase 500 shares of common stock for each meeting in which the member participated telephonically. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest immediately.

Effective July 1, 2006 our board of directors revised our compensation program for non-employee directors. As part of this revised program, each non-employee director will receive annually shares of restricted common stock having a value of $40,000. These shares will vest monthly over a one-year period and be issued on the condition that the director attends at least 75% of scheduled meetings during the year. The director may elect to receive $12,000 of this compensation in cash. In addition, the chairman of the board of directors will receive annually shares of restricted common stock having a value of $32,000. These shares will vest monthly over a one-year period. The chairman may elect to receive $9,600 of this compensation in cash. The chairmen of the audit, compensation, and nominating and corporate governance committees of the board of directors will also receive annually shares of restricted common stock having a value of $16,000, in the case of the audit committee, $12,000 in the case of the compensation committee, and $8,000 in the case of the nominating and corporate governance committee. These shares will vest monthly over a one-year period. Each committee chairman may elect to receive 30% of the value of the restricted stock award in cash.

On October 31, 2006, our board of directors determined that, as a matter of administrative convenience, these annual and quarterly compensation amounts would be paid entirely in cash for 2006. The board of directors also determined that the revised program, as described above, would recommence in its original form beginning in 2007.

In addition, the revised program provides for the grant of options to purchase 20,000 shares of common stock to each new non-employee director upon his or her appointment to the board of directors. These options will have an exercise price equal to the fair market value of the common stock at the date of grant and vest over a three-year period.

The following table sets forth information regarding the compensation of our directors for the year ended December 31, 2006. Our named executive officers who also served as directors are not included in this table because they were not separately compensated for their services as directors.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)		Total ($)
Richard S. Grant	$2,082	$873	(7)	$2,955
Paul F. Koeppe	26,000	155,431	(2)	181,431
Gerald B. Ostroski	24,000	176,218	(3)	200,218
James H. Ozanne	28,000	175,032	(4)	203,032
Robert W. Shaw Jr	36,000	204,833	(5)	240,833
Theodore Stern	20,000	138,198	(6)	158,198

	$136,082	$850,585		$986,667

(1)	This amount was computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, or FAS 123(R). The amount represents the FAS 123(R) expense we recorded in 2006 related to all restricted stock or option grants for these directors. For information regarding significant factors, assumptions and methodologies used in determining the FAS 123(R) expense, see Note 2 “Summary of Significant Accounting Policies—Stock-Based Compensation” of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. Unlike the amount reflected in our financial statements, however, the amount in this column does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the director will perform the requisite services to vest in the award.
(2)	As of December 31, 2006, Mr. Koeppe held outstanding options to purchase an aggregate of 105,900 shares of our common stock. The options were granted at exercise prices of $2.73 to $8.18 per share.

(3)	As of December 31, 2006, Mr. Ostroski held outstanding options to purchase an aggregate of 168,400 shares of our common stock. The options were granted at exercise prices of $2.73 to $8.18 per share.
(4)	As of December 31, 2006, Mr. Ozanne held outstanding options to purchase an aggregate of 100,921 shares of our common stock. The options were granted at exercise prices of $2.73 to $8.18 per share.
(5)	As of December 31, 2006, Dr. Shaw held outstanding options to purchase an aggregate of 249,900 shares of our common stock. The options were granted at exercise prices of $2.73 to $8.18 per share. Dr. Shaw resigned from the board of directors in May 2007.
(6)	As of December 31, 2006, Mr. Stern held outstanding options to purchase an aggregate of 58,267 shares of our common stock. The options were granted at exercise prices of $2.73 to $8.18 per share.
(7)	As of December 31, 2006, Mr. Grant held outstanding options to purchase an aggregate of 20,000 shares of our common stock. All options were granted at an exercise price of $4.11 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 14, 2007 by (i) each person who has reported to the Securities and Exchange Commission beneficial ownership of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers named in the summary compensation table appearing later in this proxy statement and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Except as set forth herein, the business address of the named beneficial owner is c/o Distributed Energy Systems Corp., 10 Technology Drive, Wallingford, CT 06492.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (%) (2)
Morgan Stanley Wind LLC (3)	4,552,129	10.26%
Perseus Partners VII, L.P. (4)	7,954,536	16.66%
Ambrose L. Schwallie (5)	319,841	*
Walter W. Schroeder (6)	1,096,781	2.70%
Peter J. Tallian	—	*
John A. Glidden	15,361	*
Robert B. Nieszczezewski (7)	42,077	*
Mark E. Murray (8)	51,250	*
Darren R. Jamison	26,163	*
Robert J. Friedland (9)	540,624	1.35%
Gerald B. Ostroski (10)	204,556	*
James H. Ozanne (11)	138,948	*
Paul F. Koeppe (12)	162,066	*
Theodore Stern (13)	76,219	*
Richard S. Grant (14)	14,813	*
Bernard H. Cherry (15)	16,919	*

All executive officers and directors as a group (14 individuals) (16)	2,705,618	6.51%

*	Less than 1%.
(1)	The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 14, 2007 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Based upon 39,802,857 shares of common stock outstanding as of June 14, 2007.
(3)	Represents a warrant granted to Morgan Stanley Wind LLC in connection with the joint venture agreement the Company entered into on March 7, 2007.
(4)	Represents a warrant granted to Perseus Partners VII, L.P. in connection with the securities purchase agreement the Company entered into on June 1, 2007.
(5)	Includes 125,000 shares subject to options exercisable within 60 days after June 14, 2007.

(6)	Includes 774,180 shares subject to options exercisable within 60 days after June 14, 2007.
(7)	Includes 39,056 shares subject to options exercisable within 60 days after June 14, 2007.
(8)	Includes 45,000 shares subject to options exercisable within 60 days after June 14, 2007.
(9)	Includes 264,312 shares subject to options exercisable within 60 days after June 14, 2007.
(10)	Includes 177,800 shares subject to options held by Mr. Ostroski which are exercisable within 60 days after June 14, 2007. Includes 14,500 shares of common stock held of record by a trust of which Mr. Ostroski and his wife are trustees.
(11)	Includes 113,521 shares subject to options exercisable within 60 days after June 14, 2007. Includes 10,000 shares held of record by Greenrange Partners, LLC. Mr. Ozanne is a general partner of Greenrange Partners, LLC.
(12)	Includes 114,000 shares subject to options exercisable within 60 days after June 14, 2007.
(13)	Includes 65,167 shares subject to options exercisable within 60 days after June 14, 2007. Includes 3,339 shares of common stock held of record by Bomoseen Associates, L.P. Mr. Stern is a general partner of Bomoseen Associates, L.P.
(14)	Includes 7,100 shares subject to options exercisable within 60 days after June 14, 2007.
(15)	Includes 5,900 shares subject to options exercisable within 60 days after June 14, 2007.
(16)	See notes 4 through 15 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, each referred to as a Section 16 reporting person, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the Section 16 reporting persons furnished to us, we believe that during 2006 the Section 16 reporting persons complied with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our executive officers who are included in our Summary Compensation Table below. We refer to these individuals as the named executive officers.

Objectives and Philosophy of Executive Compensation

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to attract, motivate, reward and retain the most talented and dedicated executives possible, to tie annual and long-term cash and equity incentives to achievement of measurable performance objectives, and to align executives’ incentives with the creation of stockholder value. The compensation committee evaluates our executive compensation program with the goal of setting compensation at levels that the committee believes are comparable with those paid to executives in other companies of similar size and stage of development operating in the same industry, while taking into account our relative performance and our own strategic goals. The compensation committee also aims to establish compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and non-financial or operational goals of our company.

Role of Our Compensation Committee

Our executive compensation program is approved and administered by the compensation committee of our board of directors. The compensation committee is responsible for establishing the executive compensation package offered to our named executive officers. Our compensation committee is appointed by our board of directors and consists entirely of directors who are “outside directors” for purpose of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purpose of Rule 16b-3 under the Exchange Act. Our compensation committee designs and reviews our executive compensation and benefit program to ensure it is consistent with our compensation philosophy. Our executives’ base salary, target annual bonus levels and target annual long-term incentive award values are set at levels the committee believes are competitive, with the opportunity to earn above-market pay for above-market performance.

In January 2006, our compensation committee engaged and directed an independent compensation and benefits consultant, AON, to assess the competitiveness of our overall executive compensation and benefits program for 2006. The compensation committee compared our executive compensation to that paid by a peer group of publicly traded companies in the emerging energy technology industry developed by AON. This peer group, which is periodically reviewed and updated by the committee, consists of companies the committee believes are generally comparable to us and against which the committee believes we compete for executive talent. There were 17 companies included in this peer group, with median revenues of $27 million. The compensation committee has approved a total compensation framework to set management objectives, to measure performance against those objectives and to ensure our total compensation mix is competitive based upon the executive compensation study provided by AON and other market data.

The compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Executive Compensation Program

Our executive compensation program consists of base salary, annual cash performance incentive bonuses, long-term equity incentives and benefits. Three of our named executive officers also have severance or change-of-control benefits. We use annual cash performance incentive bonuses to reward the achievement of annual objectives. We use long-term equity awards to align the interests of our executives with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy. Our executives’ total compensation may vary significantly year to year based on company and individual performance.

Base Salary

When establishing base salaries for 2006, the compensation committee considered the AON market data, as well as the experience, skills, knowledge and responsibilities of each executive officer. Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. We do not apply specific formulas to determine increases. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Annual Cash Performance Incentive Bonuses

We have an annual cash performance incentive bonus program for all of our employees, including our executives. These incentives are paid in cash and are intended to focus all employees on meeting or beating key company-wide success measures of our annual business plan. The annual performance incentive program for our executives provides for cash bonuses to be paid at the discretion of our compensation committee based on the achievement of annual company-level financial goals and objectives as well as individual non-financial metrics. In 2006, the company-wide financial metrics established by the compensation committee were: margin on new work booked, revenue and cash flow from operations. The individual non-financial metrics were: teamwork, differentiating performance, employee development and business/strategic planning. At the beginning of the year, a target bonus was established for each executive based upon meeting our 2006 business plan. For 2006, the target bonuses for Messrs. Schwallie, Schroeder, Murray, Friedland, Jamison and Tallian were 60% of their respective base salary rates and the target bonuses for Messrs. Glidden and Nieszczezewski were 30% of their respective base salary rates. Each individual executive was entitled to receive an award ranging from 0% to 150% of his target bonus based on a year-end review by the compensation committee of our financial results and the executive’s achievement of his individual non-financial results. A minimum threshold was established for each of the financial metrics, below which no incentives would be paid to any executive with respect to that metric. If one or more of the thresholds were met, a bonus pool was to be established based on performance against all three metrics, and 75% of the bonus pool was to be allocated based on the company-wide financial performance metrics and 25% based on the non-financial performance metrics. Under the annual cash performance incentive bonus plan, the compensation committee has the discretion to determine that no bonuses will be paid even if one or more of the company-wide metrics have been met. In 2006, we met the threshold for margin on new work booked, but did not meet the threshold for revenue or cash flow from operations. Notwithstanding that we met one of the financial thresholds, the compensation committee, in light of overall 2006 company performance, used its discretion and determined not to award any bonuses to our named executive officers or key employees.

Long Term Equity Incentives

We believe that an ownership culture encourages long-term executive performance by our executives through the use of stock and stock based awards. Our stock plans have been established to provide our employees, including executive officers, with incentives to help align their interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals.

Historically, our long-term equity incentives have consisted primarily of stock options. Our compensation committee oversees the administration of our stock incentive plan. Stock option grants are made at the commencement of employment and from time to time thereafter to meet other special retention objectives. The compensation committee reviews and approves stock option awards to executive officers based upon review of competitive compensation data, assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as the chief executive officer.

We granted stock options in January 2006 to Mr. Schwallie in connection with the commencement of his employment and in November 2006 we granted stock options to Mr. Tallian in connection with the commencement of his employment. In January 2006, in connection with merit based stock option grants made to key employees, the compensation committee made option grants to some of our executive officers. The stock options we grant have an exercise price equal to the fair market value of our common stock on the day prior to the date of grant, typically vest over a four-year period with 25% vesting annually on each anniversary of the grant date, and generally expire ten years after the date of grant.

In January 2006, we also issued 128,280 shares of restricted stock to Mr. Schwallie in connection with the commencement of his employment.

We do not have any program or plan for timing stock option grants or stock awards to any executives or employees around the release of material nonpublic information. Likewise, we do not plan to time, nor have we timed, the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Other Compensation

Our executive officers are entitled to receive medical and life insurance benefits and to participate in our 401(k) retirement savings plan on the same basis as other full-time employees. Our executive officers are also entitled to receive supplemental disability benefits. The compensation committee in its discretion may revise, amend or add to the named executive officers’ benefits if it deems it advisable.

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation earned by or awarded to our named executive officers during the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	(8) Stock Awards ($)	(8) Option Awards ($)	(9) All Other Compensation ($)	Total ($)
Ambrose L. Schwallie, Chief Executive Officer (1)	2006	$370,338	$1,132,712	$1,341,731	$6,897	$2,851,679
Walter W. Schroeder, President (2)	2006	322,264	—	102,255	7,288	431,807
Peter J. Tallian, Chief Financial Officer (3)	2006	24,038	—	6,172	—	30,210
John A. Glidden, Vice President of Finance (4)	2006	82,375	—	41,637	3,011	127,023
Robert B. Nieszczezewski, Controller (5)	2006	117,654	—	37,575	3,617	158,845
Mark E. Murray, President—Proton (6)	2006	207,392	—	98,829	6,644	312,865
Robert J. Friedland, Senior Vice President—Proton	2006	160,154	—	38,298	5,490	203,942
Darren R. Jamison, President—Northern (7)	2006	206,910	—	124,138	5,948	336,996

(1)	Mr. Schwallie’s employment began on January 17, 2006.
(2)	Mr. Schroeder acted as principal executive officer from January 1, 2006 to January 16, 2006.
(3)	Mr. Tallian’s employment began on November 13, 2006.
(4)	Mr. Glidden served as our principal financial officer until July 21, 2006.
(5)	Mr. Nieszczezewski served as our interim principal financial officer from August 2, 2006 to November 12, 2006.
(6)	Mr. Murray’s title was changed to Senior Vice President of Sales of Distributed Energy as part of a restructuring in January 2007. Mr. Murray has resigned effective July 13, 2007.
(7)	Mr. Jamison served as president of Northern until his resignation on December 15, 2006.
(8)	This amount was computed in accordance with SFAS 123(R). The amount represents the SFAS 123(R) expense we recorded in 2006 related to all restricted stock or option grants for these named executive officers. For information regarding significant factors, assumptions and methodologies used in determining the SFAS 123(R) expense, see Note 2 “Summary of Significant Accounting Policies – Stock Based Compensation.” Unlike the amount reflected in our financial statements, however, the amount in this column does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite services to vest in the award.
(9)	Includes disability insurance premiums paid on behalf of these officers to Mr. Schwallie of $297, Mr. Schroeder of $688, Mr. Nieszczezewski of $87, Mr. Friedland of $205 and Mr. Murray of $422. Also includes 401(k) matching contributions to Mr. Schwallie of $6,600, Mr. Schroeder of $6,600, Mr. Glidden of $3,011, Mr. Nieszczezewski of $3,530, Mr. Murray of $6,222, Mr. Friedland of $5,285 and Mr. Jamison of $5,948.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have employment agreements with some of our named executive officers, as described below.

Ambrose L. Schwallie

On January 17, 2006, we appointed Ambrose L. Schwallie as our chief executive officer and a member of our board of directors. Pursuant to his offer letter, Mr. Schwallie will receive a salary of $400,000 per year, subject to adjustment if the compensation committee determines to increase his salary, and is eligible to receive a bonus under our annual cash performance incentive bonus plan. In connection with the commencement of Mr. Schwallie’s employment, we also granted Mr. Schwallie an option to purchase 500,000 shares of common stock at an exercise price of $8.84 per share. The option will vest as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 25% of the original number of shares at the end of each successive year following the first anniversary of the grant date until the fourth anniversary of the grant date. We also issued Mr. Schwallie 28,280 shares of common stock at a price of $.01 per share. These shares are fully vested. In addition, we issued Mr. Schwallie 100,000 shares of restricted common stock at a price of $.01 per share. Such shares were subject to a re-acquisition right in favor of us during the first year after grant at a price of $.01 per share if Mr. Schwallie’s employment ceased for any reason. We have also agreed to make the following issuances of common stock to Mr. Schwallie at a price of $.01 per share under the following conditions: 100,000 shares of common stock will be awarded if we have, while Mr. Schwallie is serving as chief executive officer, achieved two consecutive quarters of positive operating cash flow prior to June 30, 2007 and 100,000 shares of common stock will be awarded if we achieve, while Mr. Schwallie is serving as chief executive officer, four consecutive quarters of revenue totaling $100 million prior to June 30, 2008, with the gross margin on that revenue being at least 20%. If a change in control event, as defined in our stock incentive plan and meeting parameters to be determined by our board of directors, occurs, and Mr. Schwallie is still employed by us, any restricted common stock described in the preceding sentence and not yet granted would be awarded to Mr. Schwallie unless it is no longer possible for the respective targets to be met.

Walter W. Schroeder

On January 27, 2006, we entered into an agreement with Walter W. Schroeder, our president, under which Mr. Schroeder will continue to serve as our president until July 17, 2007 and to be employed by us until January 17, 2008, unless his employment is terminated earlier as provided below. This agreement entitles Mr. Schroeder to receive his current salary of $310,500, subject to adjustment if the compensation committee determines to increase his salary. If Mr. Schroeder’s employment is terminated by us or by Mr. Schroeder for good reason, as defined in the agreement, Mr. Schroeder will receive a severance payment in an amount equal to his salary for the period extending from termination until the earlier of eighteen months after termination or January 17, 2008. In such event, all options held by Mr. Schroeder to purchase our common stock shall be immediately vested and exercisable until December 31 of the year in which such options otherwise would have terminated or two and a half months after such options otherwise would have terminated, which we refer to as the safe harbor extension date, provided that options whose exercise price is higher than the fair market value of our common stock as of the date of termination shall be exercisable until the latest of (i) the safe harbor extension date, (ii) if guidance is issued under Section 409A of the Internal Revenue Code before the safe harbor extension date permitting the extension of the exercise period of such options, and such extension does not result in a charge to us, then the latest date permitted by such guidance (but in no event later than the ten-year anniversary of the grant date of such options), and (iii) if guidance is issued under Section 409A before the safe harbor extension date providing that the extension of the exercise period of such options does not cause Section 409A to apply to such options, and such extension does not result in a charge to us, then the ten-year anniversary of the grant date of such options.

Peter J. Tallian

On October 17, 2006, we and Peter J. Tallian signed a letter agreement providing for the appointment of Mr. Tallian as our chief financial officer. Under the agreement, Mr. Tallian receives an annual salary of $250,000, subject to annual increases at our discretion. In addition, Mr. Tallian was granted non-statutory stock options under our 2003 Stock Incentive Plan to purchase 100,000 shares of our common stock with an exercise price equal to the fair market value of our common stock at the date of grant, or $3.40 per share. These options will vest 25% annually on each of the first four anniversaries of the date of grant. For the year ended December 31, 2006, Mr. Tallian was eligible to receive a pro-rated bonus targeted at 60% of base pay based on overall company performance and individual performance, subject to approval by the board of directors. For the year ending December 31, 2007, Mr. Tallian will be eligible for the following long-term incentives based on individual performance and subject to the approval of the board of directors: (i) long-term incentives of performance shares under our 2003 Stock Incentive Plan with a value of 50% of base pay subject to three-year vesting, (ii) restricted stock under our 2003 Stock Incentive Plan with a value of 25% of base pay subject to three-year cliff vesting, and (iii) non-statutory stock options under our 2003 Stock Incentive Plan with a value of 25% of base pay subject to three-year vesting. Mr. Tallian is also eligible to participate in all medical, dental, disability, insurance, 401(k), vacation and other benefit programs made available to our employees. If a change in control event, as defined in our 2003 Stock Incentive Plan, occurs and either Mr. Tallian’s employment is terminated within one year thereafter without cause or Mr. Tallian terminates his employment for good reason, as defined in the plan, we will pay Mr. Tallian six months of salary at his then current rate.

Set forth below is an estimate of the benefits payable to Messrs. Schwallie, Schroeder and Tallian assuming that, as of December 31, 2006, (1) in the case of Mr. Schwallie, a change of control event occurred entitling him to additional shares of restricted stock as described above, (2) in the case of Mr. Schroeder, his employment is terminated by us or by him for good reason, and (3) in the case of Mr. Tallian, a change of control event occurs and he is terminated within one year thereafter.

Severance or Change of Control Benefits

Name and Principal Position	Severance Payments ($)	Change in Control/ Acceleration of Stock Options or Stock Awards ($)		Total ($)
Ambrose L. Schwallie, Chief Executive Officer	$—	$720,000	(1)	$720,000
Walter W. Schroeder, President	324,473	270,000	(2)	594,473
Peter J. Tallian, Chief Financial Officer	125,000	—		125,000

	$449,473	$990,000		$1,439,473

(1)	Represents the fair market value as of December 31, 2006 of restricted common shares that would be awarded in the event of a change of control, assuming it is possible to achieve certain financial targets. Fair market value was calculated using a per share price of $3.60, the market price of our common stock at December 31, 2006.
(2)	Represents the fair market value of unvested options as of December 31, 2006 calculated using a per share price of $3.60, the market price of our common stock at December 31, 2006.

Grants of Plan-Based Awards

Set forth below is information regarding plan-based awards granted during 2006. All stock options awards were made under our 2003 Stock Incentive Plan, except those made to Mr. Schwallie. Mr. Schwallie’s option and stock awards were made as inducement grants, not under any plan, pursuant to Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (a)	Approval Date	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (7)	Closing Price on the NASDAQ on Grant Date		Grant Date Fair Value of Stock and Option Awards (9)
Ambrose L. Schwallie	1/16/2006	1/16/2006							500,000	(1)	$8.84	$8.84	(8)	$1,341,731
	1/16/2006	1/16/2006			200,000	(6)								$1,768,000
	1/16/2006	1/16/2006					100,000	(2)						$883,000
	1/16/2006	1/16/2006					28,280	(3)						$249,712
Walter W. Schroeder	1/31/2006	1/31/2006							35,000	(4)	$10.08	$10.21		$248,329
Peter J. Tallian	11/20/2006	11/20/2006							100,000	(4)	$3.40	$3.38		$219,940
John A. Glidden	1/31/2006	1/31/2006							20,000	(4)	$10.08	$10.21		$141,902
Robert B. Nieszczezewski	1/31/2006	1/31/2006							15,000	(4)	$10.08	$10.21		$104,802
	7/3/2006	7/3/2006							10,000	(5)	$5.17	$5.19		$35,430
Mark E. Murray	1/31/2006	1/31/2006							30,000	(4)	$10.08	$10.21		$212,853
Robert J. Friedland	1/31/2006	1/31/2006							20,000	(4)	$10.08	$10.21		$141,902
Darren R. Jamison	1/31/2006	1/31/2006							30,000	(4)	$10.08	$10.21		$212,853

(1)	The option vested as to 25% of the original number of shares on the first anniversary of the grant date and will vest as to an additional 25% of the original number of shares on each subsequent anniversary through the fourth anniversary of the grant date. All options expire on the tenth anniversary of the grant date.
(2)	100,000 shares of restricted common stock were issued to Mr. Schwallie at a price of $.01 per share. All shares vested on January 16, 2007.
(3)	28,280 shares of common stock were issued to Mr. Schwallie at a price of $.01 per share. These shares were fully vested on the date of grant.

(4)	These options will vest as to 25% of the original number of shares on the first anniversary of the grant date and will vest as to an additional 25% of the original number of shares on each subsequent anniversary through the fourth anniversary of the grant date. All options expire on the tenth anniversary of the grant date.
(5)	These options will vest as to 25% of the original number of shares on the first anniversary of the grant date and will vest as to an additional 25% of the original number of shares on each subsequent anniversary through the fourth anniversary of the grant date. These options were granted to Mr. Nieszczezewski in conjunction with his appointment as interim principal accounting officer. All options expire on the tenth anniversary of the grant date.
(6)	Represents the number of shares of common stock Mr. Schwallie would receive if he meets the performance goal set forth in his offer letter.
(7)	Our policy is to grant options at a price equal to the closing price of tour common stock as reported on the NASDAQ Global Market on the day prior to the date of the grant.
(8)	The options were granted on January 16, 2006, a stock market holiday.
(9)	Represents the full expense we will record over the entire term of each stock option and restricted stock award, computed as of the date it was granted in accordance with SFAS 123(R). For information regarding significant factors, assumptions and methodologies used in determining the SFAS 123(R) expense, see Note 2 “Summary of Significant Accounting Policies—Stock Based Compensation” of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. Unlike the amount reflected in our financial statements, however, the amount in this column does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite services to vest in the award.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2006, including the value of the stocks awards.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Expiration Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested (7) ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (8) (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7) ($)
Ambrose L. Schwallie	—	500,000	(1)	$8.84	1/16/2016	100,000	$360,000	200,000	$720,000
Walter W. Schroeder	55,525		(1)	$0.35	2/10/2009
	1,236		(1)	$0.50	1/1/2010
	10,000	30,000	(1)	$2.63	1/10/2015
	30,000	10,000	(1)	$2.90	12/10/2013
	50,000		(1)	$2.99	12/13/2012
	86,277		(2)	$3.41	2/12/2014
	75,000		(1)	$6.00	6/21/2010
	51,285		(1)	$7.38	12/14/2011
	5,500		(1)	$8.61	1/7/2012
		35,000	(1)	$10.08	1/31/2016
	90,607		(1)	$10.75	12/12/2010
	300,000		(3)	$17.00	9/29/2010
Peter J. Tallian	—	100,000	(1)	$3.40	11/20/2016
John A. Glidden	—		(5)
Robert B. Nieszczezewski	2,000	6,000	(1)	$2.63	1/10/2015
	3,000	1,000	(1)	$2.90	12/10/2013
	5,000		(1)	$2.99	12/13/2012
	3,648		(2)	$3.41	2/12/2014
		10,000	(1)	$5.17	7/3/2016
	5,958		(1)	$7.38	12/14/2011
	1,200		(1)	$8.61	1/7/2012
		15,000	(1)	$10.08	1/31/2016
	10,000		(1)	$12.88	2/12/2011
Mark E. Murray	31,250	62,500	(1)	$1.62	9/27/2014
		18,750	(1)	$2.63	1/10/2015
		30,000	(1)	$10.08	1/31/2016
Robert J. Friedland	35,420		(1)	$0.35	2/10/2009
	182		(1)	$0.50	1/1/2010
	5,000	15,000	(1)	$2.63	1/10/2015
	11,250	3,750	(1)	$2.90	12/10/2013
	5,000		(1)	$2.99	12/13/2012
	28,643		(2)	$3.41	2/12/2014
	25,000		(1)	$6.00	6/21/2010
	30,756		(1)	$7.38	12/14/2011
	2,750		(1)	$8.61	1/7/2012
		20,000	(1)	$10.08	1/31/2016
	30,311		(1)	$10.75	12/12/2010
	13,904		(1)	$17.00	9/29/2010
	66,096		(4)	$17.00	9/29/2010
Darren R. Jamison (6)	25,000		(1)	$2.34	12/6/2014
	12,500		(1)	$3.30	2/9/2014

(1)	These options vest as to 25% of the original number of shares on the first anniversary of the grant date and will vest as to an additional 25% of the original number of shares on each subsequent anniversary through the fourth anniversary of the grant date.
(2)	These options vest as to 50% of the original number of shares on the first anniversary of the grant date and will vest as to the remaining 50% of the original number of shares on the second anniversary of the grant date.
(3)	These options vested as follows: 50,000 at 10/01/01, 50,000 at 10/01/02, 50,000 at 10/01/03 and 150,000 at 10/01/04.
(4)	These options vested as follows: 8,699 at 10/01/01, 8,699 at 10/01/02, 8,698 at 10/01/03 and 40,000 at 10/01/04.
(5)	Mr. Glidden resigned on July 21, 2006. Mr. Glidden exercised 51,387 options within 90 days of his termination date. All of Mr. Glidden’s remaining 169,442 options were forfeited after the 90-day period.

(6)	Mr. Jamison resigned on December 15, 2006. Mr. Jamison exercised 37,500 options within 90 days of his termination date.
(7)	Represents the fair market value as of December 31, 2006 calculated using a per share price of $3.60, the market price of our common stock at December 31, 2006.
(8)	These shares of common stock will be awarded in the event it is possible to achieve certain financial targets prior to June 30, 2007 and 2008.

Option Exercises and Stock Vested at Fiscal Year-End

The table below presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Ambrose L. Schwallie	—	$—	28,280	$249,712
Walter W. Schroeder	50,000	514,500	—	—
Peter J. Tallian	—	—	—	—
John A. Glidden	51,387	43,070	—	—
Robert B. Nieszczezewski	—	—	—	—
Mark E. Murray	6,250	39,125	—	—
Darren R. Jamison	25,000	171,000	—	—

(1)	Represents the difference between the fair market value of the common stock at the exercise date and the exercise price at the grant date, multiplied by the number of shares acquired on exercise.
(2)	These shares were fully vested at the date of grant. Value realized represents the fair market value at the date of grant less the purchase price of the common stock.

Employee Benefit Plans

2003 Stock Incentive Plan

We adopted our 2003 Stock Incentive Plan in July 2003. Our 2003 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-statutory stock options, restricted stock awards and other stock-based awards. A total of 7,700,000 shares of common stock were initially authorized for issuance under the 2003 Stock Incentive Plan. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the 2003 Stock Incentive Plan may not exceed 500,000 shares per calendar year. In connection with our acquisition of Northern in 2003, we also agreed that options previously issued under Northern’s 1998 Stock Option Plan, Proton’s 1996 Stock Option Plan and Proton’s 2000 Stock Incentive Plan, as well as options issued under the 2003 Stock Incentive Plan, would be exercisable to purchase shares authorized for issuance under the 2003 Stock Incentive Plan.

Our officers, employees, directors, consultants (including those of Northern and Proton) and advisors are eligible to receive awards under the 2003 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to our and our subsidiaries’ employees.

Incentive Stock Option and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the combined voting power of all classes of our stock or the stock of any of our subsidiaries. The 2003 Stock Incentive Plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash or check, in a “cashless exercise” through a broker, or by surrender of shares of common stock, delivery of a promissory note or any combination of the permitted forms of payment.

Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Other Stock-Based Awards. Under the 2003 Stock Incentive Plan, the board of directors has the right to grant other awards based upon the common stock having such terms and conditions as the board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future.

Our board of directors administers the 2003 Stock Incentive Plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2003 Stock Incentive Plan and to interpret its provisions. It may delegate authority under the 2003 Stock Incentive Plan to one or more committees of the board of directors. The board of directors has authorized the compensation committee to administer the 2003 Stock Incentive Plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2003 Stock Incentive Plan, the board of directors or compensation committee, as the case may be, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•

the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a merger or other reorganization event, the board of directors must provide that all outstanding options or other stock-based awards under the 2003 Stock Incentive Plan be assumed or substituted for by the acquirer. If any of these events constitutes a change in control, and if within one year of the change in control, the optionee’s employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted or other stock-based awards will be immediately exercisable in full or free from restrictions, as the case may be. In the event of a liquidation or dissolution, all options will become immediately exercisable ten days prior to such event and will terminate upon the occurrence of such event.

No award may be granted under the 2003 Stock Incentive Plan after July 2013, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2003 Stock Incentive Plan.

Options granted under the plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the plan must generally be exercised within three months of the optionee’s separation of service, or within twelve months after such optionee’s termination by death or disability, but in no event later than the expiration of the option’s ten-year term.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to shares of common stock that may be issued under equity compensation plans.

Equity Compensation Plan Information as of December 31, 2006

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders:
Employee Stock Purchase Plan	—	$0.00	279,030
1996, 1998, 2000 and 2003 Stock Option Plans	3,467,706	$6.61	1,278,610
Equity Compensation Plans Not Approved by
Shareholders (1)	500,000	$8.84	—

(1)	Number of shares represents shares to be issued upon exercise of stock options granted in 2006 without stockholder approval as an inducement grant in accordance with NASDAQ rules related to the hiring of Mr. Schwallie as our chief executive officer.

401(k) Plan

In 1997, we established a 401(k) plan covering substantially all of our employees, subject to certain eligibility requirements. Participants have the option of contributing up to the maximum limits as determined by the IRS. In January 2002, we adopted a 50% match of employee contributions up to 6% of compensation. Employer matching contributions vested over five years (20% per year) in 2006. In 2007, employer matching contributions vest over four years (25% per year).

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and to each of the other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers through option issuances under our stock incentive plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock incentive plans will be treated as qualified performance-based compensation under

Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of our company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors:

Paul F. Koeppe (chair)

Richard S. Grant

Gerald B. Ostroski

James H. Ozanne

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed them with management.

The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the audit committee of the board of directors:

James H. Ozanne (chair)

Bernard H. Cherry

Gerald B. Ostroski

Theodore Stern

Aggregate Audit Fees for 2006 and 2005

During the fiscal year ended December 31, 2006, PricewaterhouseCoopers LLP was employed principally to perform the annual audit and to render audit-related and tax services. Pursuant to the audit committee charter, all PricewaterhouseCoopers LLP services must be pre-approved by the audit committee. Fees paid to PricewaterhouseCoopers LLP for each of the last two fiscal years are listed in the following table. For fiscal 2006 and 2005, audit fees include an estimate of amounts not billed as of the respective year-ends.

	2006	2005
Audit fees (1)	$664,865	$465,404
Audit-related fees (2)	13,000	3,015
Tax fees (3)	29,000	28,500
All other fees	1,515	—

Total	$708,380	$496,919

(1)	These fees are for the audit of our financial statements, the audit of our internal control over financial reporting, quarterly reviews, and accounting consultations related to the audited financial statements, which occurred in 2006 and 2005, respectively. The 2006 amount includes approximately $124,000 of fees associated with the equity distribution agreement we entered into in April 2006.
(2)	The 2006 fees relate to advice in connection with the modification of Walter W. Schroeder’s option agreements.
(3)	All of these fees are for tax return preparation and review, as well as tax-related consultations with respect to the preparation of tax returns.

The audit committee has adopted procedures for pre-approving all audit and non-audit services provided by our registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. In addition, the audit committee has established a policy that the fees paid for non-audit services are less than the fees paid for audit services. Audit committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage our registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the audit committee considers whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The audit committee also considers whether our registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems and risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The audit committee may delegate pre-approval authority to one or more members of the audit committee. The audit committee periodically monitors the services rendered and actual fees paid to our registered public accounting firm to ensure that such services are within the parameters approved by the audit committee.

PROPOSAL 2—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF

THE OUTSTANDING SHARES OF COMMON STOCK UPON THE

CONVERSION OF A PROPOSED SENIOR SECURED CONVERTIBLE

PROMISSORY NOTE AND THE EXERCISE OF A RELATED WARRANT AND

ANY CHANGE OF CONTROL THAT MAY RESULT THEREFROM

We are seeking stockholder approval of the issuance of more than 20% of the outstanding shares of our common stock upon the conversion of a proposed senior secured convertible promissory note and the exercise of a related warrant and any change of control that may result therefrom in accordance with the Marketplace Rules of the NASDAQ Stock Market LLC.

Overview

In the first quarter of 2007, our financial condition deteriorated significantly. As of March 31, 2007, we did not believe that our cash, cash equivalents and marketable securities on hand, together with our forecasted revenues and existing backlog, would be sufficient to fund operations beyond the second quarter of 2007.

On May 10, 2007, in response to our need to raise additional working capital, we entered into a securities purchase agreement with Perseus Partners VII, L.P., or Perseus, an affiliate of Perseus, L.L.C. Under this agreement, Perseus agreed to lend us $12.5 million for nine months in exchange for a senior secured promissory note and a warrant to purchase shares of our common stock.

On June 1, 2007, we closed the initial loan transaction with Perseus. At the closing, we issued to Perseus a senior secured promissory note in the principal amount of $12.5 million. This note bears interest at a rate of 12.5% per annum, payable quarterly, and is due in full on March 1, 2008, which is nine months from the initial funding date. This note is secured by a security interest on all of our assets and those of our material subsidiaries. We also granted Perseus a five-year warrant to purchase up to 7,954,536 shares of our common stock at an exercise price per share of $0.80. The terms of this transaction are described in more detail below. Throughout this proxy statement, we refer to the senior secured promissory note issued and the warrant granted on June 1, 2007 as the initial note and the initial warrant, respectively.

The securities purchase agreement also provides for Perseus to make a subsequent $15.0 million investment in our company, the proceeds of which would be used in part to repay in full the initial note and any accrued but unpaid interest thereon. This subsequent investment would be made by Perseus in the form of a senior secured convertible promissory note, or the proposed convertible note. Completion of this subsequent investment by Perseus is subject to the condition that our stockholders have approved this Proposal 2, as required by the rules of the NASDAQ Stock Market LLC, and the satisfaction or waiver of other closing conditions.

The proposed convertible note would bear interest at a rate of 12.5% per annum, payable quarterly, with such interest being payable, in our discretion, in cash or in kind by the issuance of additional senior secured convertible promissory notes with substantially similar terms as the proposed convertible note. Throughout this proxy statement, we refer to these additional senior secured convertible promissory notes as additional convertible notes and we refer collectively to the proposed convertible note and any additional convertible notes as the proposed convertible notes. The proposed convertible note and any accrued but unpaid interest thereon would be due in full 18 months from the day prior to the date of Perseus’ initial loan to our company. At Perseus’ election, the proposed convertible notes would be convertible into shares of our common stock at a conversion price per share equal to the lower of $1.20 and 75% of the market price of our common stock at the time the subsequent investment is made. Concurrently with the issuance of the proposed convertible note, we also would be obligated to issue a five-year warrant to Perseus to purchase up to 34,989,629 shares of our common stock at exercise prices ranging from $0.80 to $3.00 per share. Throughout this proxy statement, we refer to the warrant that we would issue to Perseus in connection with its subsequent investment as the proposed warrant. The terms of this subsequent investment, including the proposed convertible note and proposed warrant, are described in more detail below.

If we do not obtain stockholder approval of this Proposal 2, we would not be permitted to issue the proposed convertible note or grant the proposed warrant. Perseus would have no obligation to fund the subsequent investment or provide any alternative funding. As a result, we would be required to repay the initial $12.5 million loan and any accrued but unpaid interest on March 1, 2008 using other funds, which may not be available to us on acceptable terms or at all. We have been pursuing various sources of equity and debt funding over the last six months, but to date we have not been successful in locating a party other than Perseus willing to provide financing on acceptable terms and conditions. If we are unable to raise other funds, we might be required to liquidate our company or to seek protection from creditors in a bankruptcy proceeding, in which case the investors in our common stock could lose their entire investment.

Stockholder Approval Requirements

We are seeking stockholder approval of the issuance of the shares of common stock upon conversion of the proposed convertible note and the exercise of the proposed warrant and any change of control that may result therefrom in accordance with the Marketplace Rules of the NASDAQ Stock Market LLC. These rules are applicable to us because our common stock is listed on the NASDAQ Global Market.

Issuance of Securities Equal to 20% or More of Outstanding Common Stock

Rule 4350(i)(1)(D) of the Marketplace Rules requires stockholder approval of the issuance of securities in a transaction other than a public offering involving the potential issuance (including issuance upon the conversion of convertible securities or exercise of warrants) of 20% or more of the common stock outstanding immediately before the issuance at a price (including the conversion or exercise price) less than the book value or market value of the common stock.

Our issuance to Perseus on June 1, 2007 of the warrant to purchase up to 7,954,536 shares of our common stock at an exercise price per share of $0.80 did not require stockholder approval under this Rule, even though the exercise price is below the per-share book value of our common stock, which was $0.97 at March 31, 2007, because the number of shares issuable upon exercise of the warrant was 19.99% of the number of shares outstanding at the close of business on the day prior to the issuance of the warrant. We will not, however, be permitted under this Rule to issue the proposed convertible note or the proposed warrant to Perseus without stockholder approval because such issuance would cause the total number of shares issuable to Perseus to exceed the 20% threshold and, once issued, the proposed convertible note and the proposed warrant may, and in some cases will, have conversion and exercise prices below the market or book value of our common stock at the time of issuance.

We are not able to determine the exact number of shares of common stock that may be issued upon conversion of the proposed convertible note because the conversion price will depend on the market value of our common stock at the time of the proposed subsequent investment by Perseus. The conversion price will be equal to the lower of $1.20 per share and 75% of the per share market price of the common stock at the time of the subsequent investment. In addition, we may elect to pay the interest accruing on the proposed convertible note by issuing additional convertible notes to Perseus, which would be convertible into shares of our common stock on the same terms as the $15.0 million note.

The proposed warrant will be exercisable for five years after the closing of the subsequent investment for a maximum of 34,989,629 shares of common stock at exercise prices ranging from $0.80 to $3.00 per share.

Change in Control

Rule 4350(i)(1)(B) of the Marketplace Rules requires stockholder approval of the issuance of securities that would result in a change in control. We understand that the NASDAQ Stock Market LLC interprets this Rule such that a change of control will be deemed to have occurred if a company issues securities in a transaction to a single party, such as Perseus, pursuant to which that party may receive a number of shares (including upon the conversion of convertible securities or exercise of warrants) of 20% or more of the common stock outstanding immediately after the issuance (including for this purpose the shares issued or issuable to that party). The shares issuable upon the conversion of the proposed convertible note and upon exercise of the proposed warrant, together with the shares issuable upon exercise of the warrant we issued to Perseus on June 1, 2007, will exceed this 20% standard. Accordingly, the issuance of the proposed convertible note and the proposed warrant to Perseus will constitute a change of control under this Rule and will thus require stockholder approval.

Summary of Initial Loan Transaction with Perseus

We issued a senior secured promissory note in the principal amount of $12.5 million to Perseus on June 1, 2007. This note bears interest at a rate of 12.5% per annum, payable quarterly. At our election, we may make interest payments either in cash or by issuing additional senior secured promissory notes identical to the initial note but having principal amounts equal to the interest payments then due. We may use the net proceeds from the issuance of the initial note to fund our general corporate purposes consistent with our business plan as approved by the board of directors from time to time.

We are not entitled to prepay the initial note without the consent of Perseus.

The initial note and any accrued but unpaid interest thereon is due in full on March 1, 2008, or earlier upon an event of default, a change of control of our company or the liquidation or dissolution of our company. If this Proposal 2 is approved, we contemplate repaying in full the initial note and any accrued but unpaid interest thereon upon the issuance of the proposed convertible note. Specified events of default under this note include, among other things:

•	any breach by us of our covenants under the securities purchase agreement described below;

•	any default by us under any other instrument for borrowed money which default would result in at least $250,000 becoming due and payable;

•	any alteration of our business plan that is material and adverse to our company; and

•	any failure by the board of directors to recommend that the stockholders vote in favor of this Proposal 2 or a revocation or rescission by the board of directors of its recommendation.

Specified events constituting a change of control under this note include:

•

any merger, consolidation, reorganization, recapitalization or other business combination of our company, or of our Northern or Proton subsidiaries, in which our stockholders immediately prior thereto do not own securities representing at least 50% of the voting securities of the surviving entity (other than the sale of voting securities or assets of our Proton subsidiary as described below);

•	the sale of all or substantially all of the assets of our company or of Northern;

•

the sale of voting securities of our company, other than to Perseus or its affiliates, that would result in any person or group of affiliated persons owning more than 50% of the voting stock of our company or of Northern; and

•	the termination without cause of the employment of our chief executive officer or our chief financial officer, unless Perseus has consented to such termination.

Our obligations under the initial note, and any additional notes we may issue in lieu of paying interest in cash, are guaranteed by our material subsidiaries, including Proton and Northern, and are secured by a security interest in all of our assets and those of such material subsidiaries.

In connection with the initial loan from Perseus, we also issued to Perseus on June 1, 2007 a warrant entitling Perseus to purchase up to 7,954,536 shares of our common stock at an exercise price of $0.80 per share. This warrant is exercisable in whole or in part until the fifth anniversary of its issue date, and includes a cashless exercise provision by which the warrant may be exercised, without the payment of cash, to receive a net number of shares having a value equal to the difference between the market value of the shares underlying the warrant at the time of exercise and the aggregate cash exercise price. The number of shares issuable upon exercise of the warrant, and the exercise price per share, are subject to adjustment in the event of stock splits, stock dividends, reverse stock splits and the like, but the warrant does not include any anti-dilution provisions designed to adjust the warrant exercise price in the case of stock issuances at a price below the exercise price.

The securities purchase agreement we entered into with Perseus on May 10, 2007 includes a variety of covenants, including:

•	Perseus is entitled to have one representative present in a non-voting capacity at all meetings of our board of directors.

•

Without Perseus’s consent, we may not authorize or issue any additional shares of capital stock, except as contemplated in Proposal 3 below, incur any debt in excess of $1.0 million, declare or pay any dividends on our common stock, redeem or repurchase our common stock, materially change our principal line of business or that of our subsidiaries, or acquire assets or make capital expenditures of more than $1.5 million per calendar year.

•	Our board of directors must unanimously approve our annual budgets for years beginning with 2008, as well as any incurrence of expenditures that materially deviate from the annual budget.

•	Our board of directors must unanimously approve the hiring of a new chief executive officer of our company.

•	We have granted to Perseus a right of first refusal to fund any future financing transactions we might pursue, with limited exceptions.

•

We have undertaken to use commercially reasonable efforts to sell our Proton subsidiary as promptly as practicable on terms reasonably satisfactory to Perseus. We have engaged an investment bank to assist us in this process. If we fail to accept a commercially reasonable offer to purchase Proton, Perseus could declare the initial note in default.

We have also agreed, upon Perseus’s request, to register for resale all the shares issuable to Perseus upon exercise of the June 2007 warrant.

Summary of the Proposed Convertible Note

If the stockholders approve this Proposal 2, and the other conditions to closing the subsequent investment are either satisfied or waived by Perseus, then we will issue the proposed convertible note to Perseus in the principal amount of $15.0 million. This note would bear interest at a rate of 12.5% per annum, payable quarterly. At our election, we would be entitled to make interest payments either in cash or by issuing additional senior secured convertible promissory notes identical to the proposed convertible note but having principal amounts equal to the interest payments then due.

We would not be entitled to prepay the proposed convertible note without the consent of Perseus.

We would be obligated to use a portion of the net proceeds from issuing the proposed convertible note to repay in full the initial $12.5 million loan and any accrued but unpaid interest thereon. Any remaining net proceeds would be available to fund our general corporate purposes consistent with our business plan approved by the board of directors from time to time.

The proposed convertible note would be due in full on November 30, 2008, or earlier upon an event of default, a change of control of our company or the liquidation or dissolution of our company. Specified events of default under this note and the events constituting a change of control are similar to those described above for the initial note.

The proposed convertible note would be convertible at the election of Perseus at any time, in whole or in part, into shares of our common stock. Specifically, the note would be convertible into a number of shares of common stock determined by dividing the amount of the note that Perseus elected to convert, up to the total outstanding principal balance plus any accrued but unpaid interest, by the conversion price specified in the note. The conversion price would be equal to the lower of $1.20 per share and 75% of the volume weighted average price of our common stock as reported on the NASDAQ Global Market for the ten trading days prior to the closing of the subsequent investment. The total number of shares into which the proposed convertible note would be convertible would be equal to the $15.0 million principal amount of the note, plus any accrued but unpaid interest thereon, divided by this conversion price. Assuming the conversion price were $0.6525, which is 75% of the closing price of our common stock on the NASDAQ Global Market on June 14, 2007, and assuming no interest were accrued but unpaid, the proposed convertible note would be convertible into a total of 22,988,505 shares of common stock. Any additional senior secured convertible notes we might issue in lieu of paying interest in cash would be convertible into shares of our common stock on similar terms.

We would not be entitled to require Perseus to convert the proposed convertible note, or any additional convertible notes we might issue in lieu of paying interest in cash, into shares of our common stock.

The conversion price under the proposed convertible note would be subject to adjustment in the event of stock splits, stock dividends, reverse stock splits and the like, but the proposed convertible note would not include any anti-dilution provisions designed to adjust the conversion price in the case of stock issuances at a price below the conversion price.

Our obligations under the proposed convertible note, and any additional senior secured convertible notes we might issue in lieu of paying interest in cash, would be guaranteed by our material subsidiaries, including Proton and Northern, and would be secured by a security interest in all of our assets and those of such material subsidiaries.

Summary of the Proposed Warrant

In connection with the issuance of the proposed convertible note, we would also issue to Perseus a warrant entitling Perseus to purchase up to 34,989,629 additional shares of our common stock at prices ranging from $0.80 to $3.00 per share. The following table shows the number of shares that could be purchased at each exercise price:

Number of Shares	Exercise Price Per Share
1,989,629	$0.80
6,600,000	$1.00
6,600,000	$1.50
6,600,000	$2.00
6,600,000	$2.50
6,600,000	$3.00

This warrant would be exercisable in whole or in part until the fifth anniversary of its issue date, and would include a cashless exercise provision by which the warrant could be exercised, without the payment of cash, to receive a net number of shares having a value equal to the difference between the market value of the shares underlying the warrant at the time of exercise and the aggregate cash exercise price. The number of shares issuable upon exercise of the warrant, and the respective exercise prices per share, would be subject to adjustment in the event of stock splits, stock dividends, reverse stock splits and the like, but the warrant does not include any anti-dilution provisions designed to adjust the warrant exercise prices in the case of stock issuances at a price below any particular exercise price.

Other Terms of the Second Loan

In addition to the condition that the stockholders shall have approved this Proposal 2, Perseus’s obligation to close the second loan is subject to satisfaction or waiver by Perseus of several additional closing conditions. These conditions include, among others:

•	the stockholders have approved an increase in the authorized common stock as contemplated in Proposal 3;

•	no event shall have occurred since December 1, 2006 that has had or would reasonably be expected to have a material adverse effect on our company;

•	the size of our board of directors shall have been reduced to five members; and

•

the representations and warranties we made in the securities purchase agreement remain true and correct in all material respects at the time of the second closing, except for matters arising after the date of the agreement that, when viewed in the aggregate, have not had and are not reasonably likely to have a material adverse effect on our company.

After the second closing, Perseus will be entitled to representation on the board of directors equal to at least the percentage ownership of the common stock that it is entitled to acquire through exercise of its warrants and conversion of the proposed convertible note. Based upon our current capitalization, we anticipate that Perseus would have the right under this provision to name three of five directors.

The same covenants contained in the securities purchase agreement and described above will continue to apply, except that Perseus’s consent shall not be required to acquire assets or make capital expenditures of more than $1.5 million per calendar year if the Perseus directors approve such actions. While Perseus will have the right to nominate individuals to serve on our board of directors, our stockholders will have the right to vote for or against any individuals nominated by Perseus at the annual meeting following their nomination. The board of directors may also make interim appointments of Perseus directors, in which case stockholders will not have the right to vote for or against the directors. An event of default will occur under the proposed convertible note if the number of Perseus directors is less than the required number and such condition continues after Perseus has given us written notice that it has selected a nominee for any such vacant position.

We have also agreed, upon Perseus’s request, to register for resale all the shares issuable to Perseus upon exercise of the proposed warrant and the conversion of the proposed convertible note or any additional convertible notes we might issue in lieu of paying interest in cash.

Effect on our Outstanding Warrant to Morgan Stanley Wind LLC

Under the warrant we issued to Morgan Stanley Wind LLC on March 7, 2007, which we refer to as the MS warrant, Morgan Stanley Wind has the right to purchase up to 10% of our common stock outstanding from time to time, including shares of common stock issuable upon the exercise of stock options, warrants, including the MS warrant itself, and other convertible or exchangeable securities, such as the proposed convertible note and the proposed warrant. The MS warrant vests in multiple tranches as described below:

•

The MS warrant was immediately vested as to 8% of our common stock outstanding from time to time, at a purchase price equal to the lower of $2.25 per share or 80% of the fair market value of the common stock on the date of exercise, but in no event less than $2.10 per share. This 8% tranche of the MS warrant is exercisable until the second anniversary of the March 2007 grant date, except that the exercise period will be extended for an additional year if the fair market value of our common stock on such second anniversary is not at least $2.25 per share.

•

The MS warrant will vest in four subsequent tranches, each as to 0.5% of our common stock outstanding from time to time, at such time as Morgan Stanley Wind has funded (1) $21.25 million, (2) $42.5 million, (3) $63.75 million and (4) $85 million in the aggregate to projects developed under our joint venture agreement with Morgan Stanley Wind or we have entered into specified types of contracts with projects sourced by Morgan Stanley Wind with aggregate values equal to those thresholds. Each of these subsequent tranches will have a purchase price equal to the lower of 80% of the fair market value of our common stock on the vesting date or 80% of the fair market value of the common stock on the date of exercise, but in no event less than $2.10 per share. Each subsequent tranche will be exercisable until the second anniversary of the vesting date of that tranche, except that the exercise period will be extended for an additional year if the fair market value of our common stock on such second anniversary is not at least equal to the fair market value on the vesting date.

The MS warrant may only be exercised for cash.

Based upon our current outstanding capitalization, including outstanding options and the initial warrant issued to Perseus, the MS warrant is exercisable to purchase up to 4,552,129 shares of common stock, reflecting the current vesting of the MS warrant as to 8% of our common stock. If the MS warrant were vested as to the entire potential 10% of our common stock, the MS warrant would currently be exercisable to purchase up to 5,816,609 shares of common stock.

The issuance of the proposed convertible note and the proposed warrant to Perseus will increase the number of shares as to which the MS warrant will be exercisable. If the MS warrant remains vested as to only 8% of our common stock, then the MS warrant would become exercisable to purchase an additional number of shares equal to 8.7% of the shares issuable upon the exercise of the proposed warrant and the conversion of the proposed convertible note and any additional convertible notes we might issue in lieu of paying interest in cash. If the MS warrant were to become vested as to the full 10% of our common stock, then the MS warrant would become exercisable to purchase an additional number of shares equal to 11.11% of the shares issuable upon the exercise of the proposed warrant and the conversion of the proposed convertible note and any additional convertible notes we might issue in lieu of paying interest in cash. The exercise price of the MS warrant will always be at least $2.10 per share, as described above, subject to adjustment in the case of stock splits, stock dividends, reverse stock splits and the like.

Effect on Outstanding Common Stock

The value of the outstanding common stock may be reduced as a result of the potential issuance of additional shares of common stock at a price less than the market or book value of the outstanding shares of common stock. The issuance and sale of additional shares of common stock would have a dilutive effect on our earnings per share and on a stockholder’s percentage voting power in our company. In addition, the issuance and sale of additional shares of common stock could render more difficult or discourage an attempt to obtain a controlling interest in our company or the removal of the incumbent board of directors and may discourage unsolicited takeover attempts which might be desirable to stockholders.

Consequences if Stockholder Approval is Not Obtained

If we do not obtain stockholder approval of this Proposal 2, we would not be permitted to issue the proposed convertible note or grant the proposed warrant. Perseus would have no obligation to fund the subsequent investment or provide any alternative funding. As a result, we would be required to repay the initial $12.5 million loan and any accrued but unpaid interest thereon on March 1, 2008 using other funds.

Even if this Proposal 2 is approved, if the stockholders do not also approve Proposal 3 to increase the authorized common stock available under our certificate of incorporation, we will not be able to issue the proposed convertible note or proposed warrant to Perseus. Perseus would have no obligation to fund the subsequent investment or provide any alternative funding. As a result, we would be required to repay the initial $12.5 million loan and any accrued but unpaid interest thereon on March 1, 2008 using other funds.

If we are required to repay these loans using other funds, we will need to raise those funds from other sources, which we may not be able to do on terms acceptable to us or at all. If we are not successful in these efforts, we might be required to liquidate our company or to seek protection from creditors in a bankruptcy proceeding, in which case the investors in our common stock could lose their entire investment.

Recommendation

The board of directors unanimously recommends a vote “FOR” this proposal to approve the issuance of more than 20% of the outstanding shares of common stock upon the conversion of a proposed senior secured convertible promissory note and the exercise of a related warrant and any change of control that may result therefrom.

PROPOSAL 3—APPROVAL OF AN AMENDMENT

TO OUR CERTIFICATE OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK

Our board of directors has voted to approve, and to recommend to our stockholders that they approve, an amendment to the first paragraph of Article Fourth of our Amended and Restated Certificate of Incorporation to (i) increase the total number of shares of all classes of stock authorized for issuance from 70,000,000 to 255,000,000 shares and (ii) increase the number of shares of common stock authorized for issuance from 65,000,000 to 250,000,000 shares. We are not proposing any change to the authorized number of shares of preferred stock. Under Delaware corporate law, we are required to obtain approval from our stockholders to amend our certificate of incorporation to increase the number of shares of authorized common stock.

Reasons for the Proposal

Our currently authorized capital stock, without giving effect to the proposed amendment, consists of 70,000,000 shares, comprising 65,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on June 14, 2007, we had a total of 39,802,857 shares of common stock outstanding. At that date, we also had 18,363,231 shares of common stock reserved for issuance under outstanding stock options and warrants. We do not have any shares of preferred stock outstanding.

After taking into account shares of common stock already issued or currently reserved for future issuance, our current authorized capital stock only provides us the capacity to issue approximately 6.8 million additional shares of common stock. Accordingly, our board of directors is constrained in its ability to provide financing for our business. Our board of directors is also limited in its ability to issue additional stock options or other equity grants to our employees or issue shares for any other purposes. Our board of directors believes that it is important to have additional authorized shares of common stock available to meet our future corporate needs. If our stockholders approve this proposed amendment to our certificate of incorporation, the additional authorized shares would be available for issuance for any proper corporate purpose, including capital raising, acquisitions, issuances pursuant to the conversion of outstanding and future convertible securities, issuances under current and future equity compensation plans, stock dividends and stock splits. The shares would be issuable at the discretion of our board of directors, without further stockholder action except as may be required for a particular transaction by law or the rules of the NASDAQ Stock Market LLC.

If our stockholders approve the proposed increase in our authorized capital, and if they also approve Proposal 2, then our board of directors would expect to issue additional warrants and the proposed convertible note to Perseus as described in Proposal 2. Except as described in Proposal 2 above, our board of directors does not have any specific plans for the issuance of additional shares of common stock.

In addition, our board of directors believes that the authorization is necessary to give us the flexibility to issue additional shares for other purposes without the expense and delay required to obtain stockholder approval in connection with any other particular issuance.

You should note that stockholders are entitled to cast different votes on this Proposal 3 and on Proposal 2. Even if you do not vote to approve Proposal 2, our board of directors recommends a vote in favor of this Proposal 3.

Principal Effects on Outstanding Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, and they are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any future outstanding preferred stock. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. This proposed amendment would not affect the rights of existing holders of common stock, except to the extent that any future issuances of common stock enabled by the amendment would reduce each existing stockholder’s proportionate ownership. Holders of common stock do not have any preemptive rights to subscribe for the purchase of shares of common stock in any new issuance of common stock in order to maintain their proportionate ownership.

The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. We are not aware of any attempts on the part of a third party to effect a takeover of our company, and the amendment has been proposed for the reasons stated above and not for any anti-takeover effect it may have.

The amendment to our Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State will be substantially in the form attached to this proxy Statement as Appendix A, with such changes and modifications as may be required by the Delaware Secretary of State or deemed advisable and in the best interests of our stockholders by the board of directors. If the proposal is adopted, the increase in the authorized common stock will become effective upon filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation. In accordance with Delaware corporate law, notwithstanding stockholder approval of the amendment, our board of directors may abandon the amendment at any time prior to the effectiveness of the filing of the amendment with the Delaware Secretary of State, without further action by the stockholders.

Consequences if Stockholder Approval is Not Obtained

The authorization of the additional shares is necessary to allow us to complete the transaction with Perseus as described in Proposal 2 above. If we cannot complete the transaction with Perseus, we will need to raise additional funds by other means to repay in full the initial note issued to Perseus and any accrued but unpaid interest thereon and to fund other corporate needs, which we may not be able to do on terms acceptable to us or at all. If we are not successful in these efforts, we might be required to liquidate our company or to seek protection from creditors in a bankruptcy proceeding, in which case the investors in our common stock could lose their entire investment.

Recommendation

The board of directors unanimously recommends a vote “FOR” this proposal to approve the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized common stock.

PROPOSAL 4—APPROVAL OF AN AMENDMENT

TO OUR CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

Summary of the Proposed Reverse Split Authorization

Our board of directors has determined that it is advisable and in the best interests of our stockholders that the board be granted the authority to effect a reverse split of the outstanding common stock. The board of directors has unanimously approved the submission to the stockholders of this Proposal 4 to amend our Amended and Restated Certificate of Incorporation to allow the board of directors to effect a reverse split of our common stock on the terms described herein. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the board of directors has determined that it is most efficient and in the best interests of the stockholders to seek approval and authorization of a reverse split at the Annual Meeting. If this Proposal 4 is approved by the stockholders, the board of directors would then have the discretion to implement a reverse split, or not to implement a reverse split, within the parameters of the authority granted in this Proposal 4, at any time on or prior to the date of the annual meeting of stockholders to be held in 2008, without seeking further approval or authorization of the stockholders.

A reverse split would enable us, if needed, to seek to increase the market price per share of our common stock to meet the listing requirements of the NASDAQ Global Market or the NASDAQ Capital Market. In reaching its decision to seek authority to implement a reverse split, the board of directors considered, among many other factors, the following consequences of delisting of the common stock:

•

If the common stock were delisted, the stock would then be eligible for quotation on other systems that provide less liquidity and marketability than the NASDAQ Global Market or the NASDAQ Capital Market. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock.

•

If the common stock were delisted and the trading price of the common stock continued to be less than $1.00 per share, it would be considered a “penny stock,” and trading would be subject to SEC rules that require additional disclosure by broker-dealers in connection with any trades involving persons other than established customers and accredited investors. These additional burdens may discourage broker-dealers from effecting transactions in the common stock, which may further affect its liquidity.

For these reasons, the board of directors believes that investors will view our common stock more favorably if the shares remain listed on the NASDAQ Global Market or the NASDAQ Capital Market. In addition, the board of directors believes that customers, suppliers and employees will view our company more favorably if we are listed on the NASDAQ Global Market or the NASDAQ Capital Market.

The amendment to our Amended and Restated Certificate of Incorporation approved by the board of directors does not specify the ratio for the reverse split, but rather effects a reverse stock split of the issued shares of our common stock at a ratio within the range of 1-to-2 to 1-to-20. Upon the effectiveness of the amendment to our certificate of incorporation effecting the reverse stock split, or the split effective time, the issued shares of our common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a stockholder will own one new share of our common stock for each two to 20 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 1-to-2 to 1-to-20 range to be determined by our board of directors prior to the split effective time and to be publicly announced by us.

Accordingly, in asking the stockholders to approve the reverse split, the board of directors is also asking the stockholders to grant to the board of directors the authority to set the ratio for the reverse split. Based on the current market price of the common stock, we expect the reverse split would be implemented at a ratio of no less than one-for-20. However, an increase in the market price of our common stock before the reverse split is implemented could cause the board of directors to consider a reverse split at a lower ratio.

If the stockholders approve this Proposal 4 relating to the reverse split, the board of directors will have the authority in its sole discretion, to effect the reverse split at any time on or prior to the date of our annual meeting of stockholders to be held in 2008, or to abandon the reverse split altogether. The board of directors will determine the ratio for the reverse split or abandon the reverse split as it determines is advisable considering relevant market conditions at the time. The board of directors believes that approval of this discretion, rather than approval of an immediate stock split of a specified ratio, will provide the board of directors with maximum flexibility to react to current market conditions and to therefore act in the best interests of our company and its stockholders. In setting the ratio for the reverse split, the intention of the board of directors is to increase the stock price sufficiently above the $1.00 minimum bid price required for continued listing on the NASDAQ Global Market so that we would not again be faced with delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.

One principal effect of the reverse split would be to decrease the number of outstanding shares of common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the reverse split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of common stock outstanding immediately following the reverse split as such stockholder held immediately prior to the reverse split. The reverse split would not affect the relative voting and other rights that accompany the shares of common stock.

Upon the implementation of the reverse split, the number of shares of common stock available for issuance will increase significantly because we are not asking our stockholders to authorize the reduction of the number of shares of authorized stock. Accordingly, although the reverse split will not have any dilutive effect on our stockholders, the proportion of shares owned by the stockholders relative to the number of shares ultimately authorized for issuance will decrease.

Our board of directors may, from time to time, deem it to be in the best interests of our company and its stockholders to enter into transactions and other ventures that may include the issuance of shares of common stock. The board of directors would seek approval of the stockholders in connection with any proposed issuance, if required at that time. The reverse split is not part of any plan or proposal to take our company private. Rather, the reverse split is intended to enable us to remain public and our common stock to remain tradable on the NASDAQ Global Market or the NASDAQ Capital Market.

The amendment to our Amended and Restated Certificate of Incorporation to be filed with the Delaware Secretary of State will be substantially in the form attached to this Proxy Statement as Appendix B, with such changes and modifications as may be required by the Delaware Secretary of State or deemed advisable and in the best interests of our stockholders by the board of directors, including the insertion of the effective time, the effective date, as defined below, and the reverse split ratio selected by the board of directors. The reverse split will become effective upon filing the amendment with the Delaware Secretary of State or at such later date as may be set forth in the amendment. In accordance with Delaware corporate law, notwithstanding stockholder approval of the amendment, at any time prior to the effectiveness of the filing of the amendment with the Delaware Secretary of State, our board of directors may abandon the amendment without further action by the stockholders.

All share and per-share numbers included in this proxy statement are presented without giving effect to the reverse split, unless the context otherwise clearly requires.

Background of the Reverse Split

The closing price for our common stock on the NASDAQ Global Market in the period from January 1, 2007 to July 3, 2007 has ranged from a high of $3.95 to a low of $0.64. The bid price for our common stock was not above $1.00 from May 11, 2007 through June 21, 2007. The closing price on July 3, 2007 was $1.36.

The NASDAQ Global Market, on which our common stock is listed, has certain requirements for continued listing thereon, one of which is a minimum bid price of $1.00 per share. Failure to meet the listing requirements of the NASDAQ Global Market would result in delisting of our common stock from trading on the NASDAQ Global Market, subject to notice and a 180-day cure period. In addition, if we were delisted from the NASDAQ Global Market solely because we have failed to meet the minimum bid price of $1.00, we may, if we meet the other initial listing requirements, move to the NASDAQ Capital Market, which would provide us with an additional 180-day cure period.

The requirements for continued listing on the NASDAQ Global Market are set forth below:

•	either (a) stockholders’ equity of $10,000,000, (b) total assets and total revenues each of $50,000,000, or (c) market capitalization of $50,000,000;

•	a public float of 1,100,000 shares (750,000 shares if meeting the stockholders’ equity test above);

•	a market value of public float of $15,000,000 ($5,000,000 if meeting the stockholders’ equity test above);

•	a minimum bid price of $1.00 per share;

•	at least four market makers (two if meeting the stockholders’ equity test above);

•	at least 400 round lot stockholders; and

•	compliance with NASDAQ corporate governance rules.

The requirements for initial listing on The NASDAQ Capital Market are set forth below:

•	either (a) a two-year operating history, (b) net income in the most recently completed fiscal year or in two of the last three years of $750,000, or (c) market capitalization of $50,000,000;

•	stockholders’ equity of $4,000,000 ($5,000,000 if using operating history to qualify under the first bullet);

•	a public float of 1,000,000 shares;

•	a market value of public float of $15,000,000 ($5,000,000 if using net income to qualify under the first bullet);

•	a minimum bid price of $4.00 per share;

•	at least three market makers;

•	at least 300 round lot stockholders; and

•	compliance with NASDAQ corporate governance rules.

The board of directors believes that it is in the best interest of our company and its stockholders to approve the proposal relating to the reverse split at this time to give the board of directors the flexibility to implement a reverse split intended to increase the bid price of our common stock. Although the bid price of our common stock is currently above $1.00 per share, between May 11 and June 21, 2007, a period of 29 consecutive trading days, the bid price for our common stock was below $1.00. If our bid price falls below $1.00 again, we could face delisting. In that event, we anticipate that we would be able to effect the reverse split to regain compliance with the requirements for listing on the NASDAQ Global Market or the NASDAQ Capital Market, although we cannot assure you that we will be in compliance as of the time of the reverse split or will remain in compliance after giving effect to the reverse split. Alternatively, even if the bid price of our common stock remains above $1.00 per share, our board of directors may choose to effect the reverse split to enable us to withstand greater fluctuations in the market price of our stock while remaining in compliance with the bid price requirement and for the other reasons set forth below.

Reasons for the Reverse Split

The board of directors is proposing authority to implement a reverse split to enable us, if required, to seek to increase the market price per share of our common stock in an effort to meet the listing requirements of the NASDAQ Global Market or the NASDAQ Capital Market. If the common stock were delisted, the liquidity and marketability of shares of our common stock would decrease. The board of directors also believes that the increased per-share price of the common stock that is expected to result from a reverse split may increase the attractiveness of the common stock to some prospective investors and the financial community.

In reaching its decision to seek and recommend authority to implement a reverse split, the board of directors considered, among many other factors, the consequences of delisting of the common stock. If the common stock were delisted, the stock would then be eligible for quotation on the Over-The-Counter, or OTC, Bulletin Board maintained by NASDAQ, another over-the-counter quotation system or the “pink sheets.” These quotation systems provide less liquidity and marketability than the NASDAQ Global Market or the NASDAQ Capital Market. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, if the common stock were delisted and the trading price of the common stock continued to be less than $1.00 per share, trading in the common stock would be subject to rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the common stock, which may further affect the liquidity of the common stock. For these reasons, the board of directors believes that current and prospective investors will view an investment in our common stock more favorably if the shares are listed on the NASDAQ Global Market or the NASDAQ Capital Market than if the common stock trades on the OTC Bulletin Board or another similar over-the-counter market or the pink sheets. In addition, the board of directors believes that prospective and actual customers, suppliers and employees will view being listed on the NASDAQ Global Market or the NASDAQ Capital Market more favorably.

The board of directors believes that the reverse split and anticipated increase in the per share price of the common stock may also enhance the acceptability and marketability of the common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of the common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase the common stock.

Although the board of directors believes that a reverse split may be in the best interests of our company and its stockholders, if implemented, the reverse split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the cost of transactions in even multiples of 100 shares. In addition, a reverse split will make it more difficult for us to meet other requirements for listing on the NASDAQ Global Market or the NASDAQ Capital Market relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

We cannot assure you that the reverse split will have any of the desired consequences described above. The reduction in the number of issued and outstanding shares of our common stock caused by the reverse stock split is anticipated initially to increase proportionately the per share market value of our common stock. The actual effect of the reverse stock split on the market price for our common stock cannot be predicted, though, and the history of similar reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the market price per share of our common stock after a reverse stock split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse stock split. There can be no assurance that the bid price per share of our common stock after the reverse stock split will either exceed or remain in excess of the $1.00 minimum bid price as required by the NASDAQ Global Market or that the common stock will otherwise meet the requirements for continued listing on the NASDAQ Global Market or for listing on the NASDAQ Capital Market. The market price of the common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

Effecting the Reverse Split

If this Proposal 4 is approved by stockholders, the amendment to our Amended and Restated Certificate of Incorporation to implement the reverse split will be effected only upon the determination by the board of directors that the reverse split is then in the best interests of our company and its stockholders and the establishment by the board of directors of an appropriate ratio for the reverse split based on factors at the time. The board of directors will consider, among other factors, prevailing market conditions, the likely effect of the reverse split on the market price of the common stock and on our compliance with the NASDAQ listing requirements, and the marketability and liquidity of our common stock. Although we currently expect to file the amendment with the Delaware Secretary of State to effect the reverse split if this Proposal 4 is approved by the stockholders and the board of directors determines that the reverse split is in the best interests of our company and its stockholders, the board of directors will determine the actual timing of this filing. Also, if for any reason the board of directors deems it advisable to do so, the reverse split may be abandoned at any time prior to the filing of the amendment, without further action by the stockholders. The reverse split will be effective as of the effective date set forth in the amendment, which we refer to as the effective date.

Upon the filing of the amendment with the Delaware Secretary of State, without further action on the part of the stockholders, the outstanding shares of common stock held by stockholders of record as of the effective date would be converted into a lesser number of shares of common stock, which we refer to as the new common stock, calculated in accordance with the terms of the amendment to our Amended and Restated Certificate of Incorporation based on a reverse split ratio of between 1-for-2 and 1-for-20. For example, if a stockholder presently holds 100 shares of common stock, he, she or it would hold 5 shares of common stock following a 1-for-20 reverse split. Stockholders who hold less than the full number of reverse split ratio shares, for example, less than 20 shares if the ratio were set at 1-for-20, would receive cash in lieu of fractional shares, as described in “No Fractional Shares” below.

After the effective date, the common stock will have a new Committee on Uniform Securities Identification Procedures, or CUSIP, number, which is a number used to identify a corporation’s equity securities, and stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described in “Effect on Registered Certificated Shares” below.

After the effective date, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The common stock will continue to be reported on the NASDAQ Global Market or the NASDAQ Capital Market, as the case may be, under the symbol “DESC,” although it is likely that NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date to indicate that the reverse split has occurred.

After the effective date, outstanding shares of common stock will remain fully paid and non-assessable.

We will make all necessary filings with NASDAQ as required by NASDAQ Rule 10b-17.

No Fractional Shares

We would not issue any fractional shares in connection with the reverse split. Instead, any fractional share resulting from the reverse split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of the common stock to which the stockholder would be otherwise entitled, multiplied by the fair value of a share of common stock as determined by our board of directors. We expect the board of directors would determine that the fair value of a share of our common stock is equal to the closing trading price of the common stock on the trading day immediately before the effective date (as adjusted to reflect the reverse split).

Effect on Our Stock Plans and Outstanding Options and Warrants

The number of shares reserved for issuance under our existing stock option and stock purchase plans will be reduced proportionately based on the reverse split ratio selected by the board of directors.

In addition, the number of shares issuable upon the exercise of outstanding options and outstanding warrants will be decreased and the exercise price for such options and warrants will be increased based on the reverse split ratio selected by the board of directors.

Effect on Registered and Beneficial Stockholders

Upon a reverse split, we intend to treat stockholders holding the common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse split for their beneficial holders holding the common stock in street name. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of their common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If you hold registered shares in a book-entry form, you do not need to take any action to receive your reverse split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to reverse split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will represent that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable United States federal income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse split and the date you receive your payment.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer & Trust Company, as soon as practicable after the effective date of the reverse split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your shares of common stock, which we refer to as the old certificates, to the transfer agent. In addition, the letter of transmittal will contain instructions for the surrender of old certificates to the transfer agent in exchange for certificates representing the appropriate number of whole shares of new common stock, or the new certificates. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. Consequently, you will need to surrender your old certificate(s) before you will be able to sell or transfer your stock.

Stockholders will then receive a new certificate or certificates representing the number of whole shares of new common stock into which their shares of common stock have been converted as a result of the reverse split. Until surrendered, we will deem outstanding old certificates held by stockholders to be canceled and only to represent the number of whole shares of new common stock to which these stockholders are entitled.

Any old certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates evidencing shares of new common stock.

If an old certificate has a restrictive legend on the back of the certificate, in which case we refer to it as restricted stock, a new certificate evidencing shares of new common stock will be issued with the same restrictive legends, if any, that are on back of the old certificate(s).

Upon surrender of your old certificate(s) you may direct the transfer agent to issue the appropriate number of shares of new common stock electronically in book-entry form under the direct registration system. No new shares in book-entry form will be issued to you until you surrender your old certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Restricted stock cannot be issued in book-entry form.

If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “No Fractional Shares”.

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your new common stock if you have not already done so.

We will bear all expenses of the exchange and book-entry form of certificates.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S). YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Effect on the Number of Outstanding Shares

If the reverse split is completed, the number of shares of common stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each stockholder will remain unchanged. Proportionate voting rights and other rights of the holders of common stock would not be affected by the reverse split (other than as a result of the payment of cash in lieu of fractional shares as described above). For example, a holder of 5% of the voting power of the outstanding shares of common stock prior to the effectiveness of the reverse split would continue to hold 5% of the voting power of the outstanding shares of common stock after the effectiveness of the reverse split.

The number of shares of common stock that may be purchased upon exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of common stock, and the exercise or conversion prices for these securities, will be adjusted in accordance with their terms as of the effective date.

Our Amended and Restated Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, $0.01 par value. As of July 3, 2007, we do not have any preferred stock issued or outstanding and we do not currently anticipate issuing any preferred stock. The number of shares of preferred stock authorized for issuance will not be affected by the reverse split.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.01 per share after the reverse split. However, the common stock entry on our consolidated balance sheet would be adjusted downward in respect of the shares of the new common stock to be issued in the reverse split such that the common stock entry would become an amount equal to the aggregate par value of the shares of new common stock being issued in the reverse split. The additional paid in capital entry on our consolidated balance sheet would be increased by an amount equal to the amount by which the common stock entry was decreased. Additionally, net loss or income per share would increase proportionately as a result of the reverse split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the reverse split.

Potential Anti-takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity, this Proposal 4 is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse split, and we will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

The following is a summary of the material anticipated United States federal income tax consequences of the reverse split to stockholders. This summary is based on the United States federal income tax laws now in effect and as currently interpreted, and does not take into account possible changes in such laws or interpretations. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the reverse split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the United States federal income tax consequences to the stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the reverse split under any state, local, or foreign tax laws.

ACCORDINGLY, YOU ARE ENCOURAGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

We believe that, except with respect to cash payments for fractional shares, our stockholders who exchange their common stock solely for new common stock should generally recognize no gain or loss for United States federal income tax purposes. A stockholder’s aggregate tax basis in his or her shares of new common stock received should be the same as his or her aggregate tax basis in the common stock exchanged therefor. The holding period of the new common stock received by such stockholder should include the period during which the surrendered common stock was held, provided all such common stock was held as a capital asset at the effective date. Depending on certain facts and circumstances, a stockholder receiving cash in lieu of a fractional share may recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Alternatively, in certain circumstances a stockholder receiving cash in lieu of a fractional share may be treated as having received a distribution that may be characterized as a dividend for United States federal income tax purposes.

We will not recognize any gain or loss as a result of the reverse split.

Our beliefs regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending on the state in which he or she resides.

Recommendation

The board of directors unanimously recommends a vote “FOR” this proposal to approve an amendment to our certificate of incorporation to effect a reverse stock split.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Distributed Energy Systems Corp., 10 Technology Drive, Wallingford, CT 06492, telephone (203) 678-2000, Attention: Walter W. Schroeder, Secretary. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

VOTES REQUIRED

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

The affirmative vote of the holders of shares of common stock representing a plurality of the votes cast on the matter is required for the election of the Class I directors.

The affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date for the Annual Meeting is required to approve the amendments to our Amended and Restated Certificate of Incorporation to increase the number of shares of authorized common stock and to effect the reverse stock split.

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the other matters to be voted on at the Annual Meeting. Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on matters that require the affirmative vote of a certain percentage of the votes cast or the shares voting on the matter.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders, stockholder proposals, including director nominations, must be submitted to our Secretary at our principal executive offices at 10 Technology Drive, Wallingford, CT 06492 no later than the close of business on March 13, 2008.

If a stockholder wishes to present a proposal, including director nominations, directly at the 2008 Annual Meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, such stockholder must also give written notice to the Secretary at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the first anniversary of the 2007 Annual Meeting; provided that, in the event the date of the 2008 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2007 Annual Meeting, notice by the stockholder must be received not earlier than the 90th day prior to the 2008 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the 2008 Annual Meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors,

Walter W. Schroeder
Secretary

July 11, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY ALSO VOTE ELECTRONICALLY AS DIRECTED ON THE PROXY. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DISTRIBUTED ENERGY SYSTEMS CORP.

Pursuant to Section 242 of the

General Corporation Law of the

State of Delaware

IT IS HEREBY CERTIFIED THAT:

1. The name of the Corporation (hereinafter called the “Corporation”) is Distributed Energy Systems Corp. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 19, 2003 under the name “PES New Parent, Inc.,” which original certificate was later amended by the Certificate of Amendment of Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on August 28, 2003. An Amended and Restated Certificate of Incorporation was filed on November 3, 2003 (the “Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation, in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth an amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation and declaring said Amendment to be advisable. The stockholders of the Corporation, at a meeting held on August 21, 2007, in accordance with Section 242 of the General Corporation Law of the State of Delaware, duly approved said proposed Amendment. The resolution setting forth the Amendment is as follows:

RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by deleting the first paragraph of Article FOURTH in its entirety and substituting therefor the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 255,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this          day of             , 2007.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:
Walter W. Schroeder
President

APPENDIX B

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DISTRIBUTED ENERGY SYSTEMS CORP.

Pursuant to Section 242 of the

General Corporation Law of the

State of Delaware

IT IS HEREBY CERTIFIED THAT:

1. The name of the Corporation (hereinafter called the “Corporation”) is Distributed Energy Systems Corp. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 19, 2003 under the name “PES New Parent, Inc.,” which original certificate was later amended by the Certificate of Amendment of Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on August 28, 2003. An Amended and Restated Certificate of Incorporation was filed on November 3, 2003 (the “Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation, in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth an amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation and declaring said Amendment to be advisable. The stockholders of the Corporation, at a meeting held on August 21, 2007, in accordance with Section 242 of the General Corporation Law of the State of Delaware, duly approved said proposed Amendment. The resolution setting forth the Amendment is as follows:

RESOLVED: Section A of Article FOURTH is hereby amended by adding a new subsection 5 which reads as follows:

“5. Reverse Stock Split. Effective at 11:59 p.m. Eastern time on the date upon which this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to 20 shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-20 range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the then fair value of a share of Common Stock as determined by the board of directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each holder of record of a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this          day of             , 2007.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:
Walter W. Schroeder President

DISTRIBUTED ENERGY SYSTEMS CORP. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Distributed Energy Systems Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Distributed Energy Systems Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE SIGN, DATE AND RETURN

PROMPTLY IN THE ENCLOSED ENVELOPE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DISES1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DISTRIBUTED ENERGY SYSTEMS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.
Vote on Directors
1.	To elect the following two (2) Class I directors (except as marked at right) for a three (3) year term.				For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Nominees: 01) Paul F. Koeppe
	02) Ambrose L. Schwallie
					☐	☐	☐

Vote on Proposals		For	Against	Abstain				For	Against	Abstain

2.	To approve the issuance of more than 20% of the outstanding shares of common stock upon the conversion of a proposed $15.0 million senior secured convertible promissory note and the exercise of a related warrant and any change of control that may result therefrom.	☐	☐	☐	4.	To approve an amendment to the Company’s certificate of incorporation to authorize a reverse stock split.		☐	☐	☐

3.	To approve an amendment to the Company’s certificate of incorporation to increase the authorized number of common shares from 65,000,000 to 250,000,000.	☐	☐	☐	5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Note:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

DISTRIBUTED ENERGY SYSTEMS CORP.

Tuesday, August 21, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

DISTRIBUTED ENERGY SYSTEMS CORP.

Proxy for the Annual Meeting of Stockholders to be held Tuesday, August 21, 2007

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned having received notice of the meeting and management’s proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Walter W. Schroeder, Peter J. Tallian and Robert B. Nieszczezewski, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of Distributed Energy Systems Corp. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Marriott Hartford Windsor Airport Hotel, 28 Day Hill Road, Windsor, Connecticut, on Tuesday, August 21, 2007 at 11:00 a.m. local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)